Exhibit 10.1
SEZZLE INC.

AMENDMENT TO
SEZZLE 2021 EQUITY INCENTIVE PLAN

This Amendment, dated effective July 31, 2025 (this “Amendment”), amends the Sezzle 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) of Sezzle Inc., a Delaware corporation (the “Company”). Except as otherwise explicitly set forth herein, all provisions of the Plan shall remain in full force and effect. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Plan.

    WHEREAS, the Company adopted the Plan on June 15, 2021;
    WHEREAS, Section 9 of the Plan provides that, subject to certain exceptions, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law; and

    WHEREAS, the Company’s Board of Directors, acting in its capacity as the Administrator of the Plan for purposes of Section 9 of the Plan, has approved the terms and conditions of this Amendment;

    NOW, THEREFORE, the Plan is hereby amended upon the following terms and conditions.

1.Taxes. Section 6(a)(6) of the Plan is hereby deleted in its entirety and replaced as follows:

(6) Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any affiliate of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or an affiliate of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any affiliate of the Company) (collectively, the “Withholding Amount”). The Administrator, in its sole discretion, may (i) hold back shares of Stock from an Award, (ii) ~~or~~ permit a Participant to tender previously-owned shares of Stock, or (iii) facilitate a sale by a third-party administrator of shares of Stock issuable upon settlement of an Award (a “Sell-to-Cover Transaction”), in each case in satisfaction of a Participant’s obligation to pay the Withholding Amount ~~tax or other withholding requirements~~ (but not in excess of the maximum ~~withholding amount~~

Exhibit 10.1
Withholding Amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld by the Company or any of its affiliates or paid to the Company in connection with any Sell-to-Cover Transaction pursuant to this Section 6(a)(6) will be treated as though such amounts had been paid directly to the applicable Participant. In addition, the Company or any of its affiliates may, to the extent permitted by law, deduct any Withholding Amount ~~such tax and other withholding amounts~~ from any payment of any kind otherwise due to a Participant from the Company or any of its affiliates, as applicable.

2.Compliance with Trading Policy. Section 6(a)(11) of the Plan is hereby added as follows:

(11) Trading Compliance. If the date on which an Award is to be settled in shares of Stock occurs when the sale of Stock by a Participant in a Sell-to-Cover Transaction would violate the provisions of the Trading Policy, then, unless the Participant pays the entire Withholding Amount in cash to the Company on such date, the Company may delay such settlement until the next trading day on which the sale of such Stock in a Sell-to-Cover Transaction would not violate the Trading Policy, but in any event, no later than the fifteenth (15th) day of the third (3rd) calendar month following the year in which such settlement was otherwise scheduled to occur.

3. 3.    Sell-to-Cover Transactions. Section 6(a)(12) of the Plan is hereby added as follows:

(12) Sell-to-Cover Transactions. If the Administrator determines to facilitate a Sell-to-Cover Transaction pursuant to Section 6(a)(6) above, then the Participant shall use its good faith, reasonable efforts to provide the Company, its legal counsel and third-party administrator with any and all information to facilitate such Sell-to-Cover Transaction.
4.Definitions. Exhibit A of the Plan is amended to include the following definition:

“Trading Policy” means the Company’s Securities Trading Policy, as may be in effect from time to time.

5. 5.     Effective Date. This Amendment shall be effective as of the date hereof.

6.No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Plan shall remain in full force and effect.

7.References. All references in the Plan and all Awards to the “Plan” shall hereafter refer to the Plan, as amended hereby.

* * * * * * *

    In Witness Whereof, the undersigned have executed this Amendment as of the date first written above.

SEZZLE INC.

By:

Name: Charles Youakim

Title: Executive Chairman and Chief Executive Officer

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